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Exhibit 21.1

List of Subsidiaries of Generac Holdings Inc.

1.
Generac Acquisition Corp., a Delaware corporation

2.
Generac Power Systems, Inc., a Wisconsin corporation

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  Exhibit 21.1
List of Subsidiaries of Generac Holdings Inc.